Exhibit 99.4

March 31, 2004

To the Holders of Electronic Data Systems Corporation’s FELINE PRIDES:

Electronic Data Systems Corporation, a Delaware corporation (the “Company”), is offering to exchange 0.8430 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), plus $2.53 in cash, for each validly tendered and accepted FELINE PRIDES unit in the form of an Income PRIDES (CUSIP 285661 20 3), up to an aggregate of 32,100,000 Income PRIDES, upon the terms and subject to the conditions set forth in the enclosed Exchange Offer Prospectus, dated March 31, 2004 (the “Exchange Offer Prospectus”) and the related letter of transmittal (the “Letter of Transmittal” and, together with the Exchange Offer Prospectus, the “Exchange Offer”). The Exchange Offer is conditioned on a number of factors set forth in the section of the Exchange Offer Prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer.”

We are only tendering for Income PRIDES. We are not tendering for Growth PRIDES. If you hold Growth PRIDES and would like to participate in this Exchange Offer, then before tendering you must recreate Income PRIDES from your Growth PRIDES as described in the section of the Exchange Offer Prospectus entitled “Description of FELINE PRIDES—Recreating Income PRIDES.”

The Income PRIDES were issued on June 26, 2001. All initially issued 32,200,000 Income PRIDES remain outstanding. Up to an aggregate of 27,060,300 shares of Common Stock and an aggregate of $81,213,000 (which dollar amount does not include cash in lieu of fractional shares) will be issued in exchange for the Income PRIDES.

Please read carefully the Exchange Offer Prospectus and the other enclosed materials relating to the Exchange Offer. If you require assistance, you should consult your financial, tax or other professional advisors. Holders who wish to participate in the Exchange Offer are asked to respond promptly by completing and returning the enclosed Letter of Transmittal, and all other required documentation, to JPMorgan Chase Bank, a New York state banking organization, which is acting as the exchange agent for the Exchange Offer.

If you have questions regarding the exchange offer or whether or not to participate in the exchange offer, please contact either of the co-lead dealer managers, Merrill Lynch & Co. or Citigroup Global Markets Inc. You may call Merrill Lynch & Co., toll free at 1-888-ML4-TNDR (1-888-654-8637) or (212) 449-4914 (collect) or Citigroup Global Markets Inc., toll free at 1-877-531-8365 or (212) 723-7450 (collect). If you have questions regarding the procedures for tendering in the Exchange Offer, require additional materials or require assistance in tendering your Income PRIDES, please contact the information agent, Mellon Investor Services LLC, toll free at (866) 293-6625.

Thank you for your time and effort in reviewing this request.

Very truly yours,

ELECTRONIC DATA SYSTEMS CORPORATION